Exhibit 4.12

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

General

The following summary describes the securities of MetaVia, Inc. (the “Company”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), certain provisions of the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), Fourth Amended and Restated Bylaws (the “Bylaws”), and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of our Certificate of Incorporation and our Bylaws, copies of which have been filed with the Securities and Exchange Commission, and the applicable provisions of Delaware law.

The Company has one class of securities registered under Section 12 of the Exchange Act, the Company’s common stock, par value $0.001 per share (“Common Stock”).

The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

Description of Common Stock

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws, procedures for our stockholder meetings, the classified board, director liability, and amendments requirements of our Certificate of Incorporation.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors (“Board”) out of legally available funds.

Liquidation, Dissolution or Winding Up

In the event of our liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any Preferred Stock then-outstanding.

Other Rights and Preferences

Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Investor Rights Agreement

On September 14, 2022, we entered into the Investor Rights Agreement with Dong-A pursuant to which, Dong-A ST Co. Ltd. (“Dong-A”) has the right, subject to the terms thereof, to designate for appointment to the Board that number of directors commensurate with Dong-A’s and its affiliates’ beneficial ownership of our common stock, with the number of directors that Dong-A is entitled to designate rounded up to the nearest whole number (“DA Designees”). To the extent necessary to permit the designation of the DA Designees, the size of the Board shall be increased to that number of directors that would permit Dong-A to designate a number of directors to fill the vacancies created thereby that is commensurate with Dong-A’s and its affiliates’ collective beneficial ownership of the common stock outstanding at such time (taking into account any DA Designees already serving on the Board at such time). For so long as Dong-A has the right to designate any DA Designee to the Board, Dong-A will vote their shares of our common stock in favor of any Company Director (as defined in the Investor Rights Agreement) or any nominee designated by the Nominating and Corporate Governance Committee of the Board and against the removal of any Company Director, in each case, at any meeting of the stockholders of the Company.

Registration Rights — 2022 Registration Rights Agreement

On September 14, 2022, we entered into the 2022 Registration Rights Agreement with Dong-A and the other parties thereto. The 2022 Registration Rights Agreement provides Dong-A with demand and piggyback registration rights, including the right to two long-form registration statements. In addition, we agreed to file a registration statement to register the shares of common stock issuable upon any common stock held by the parties to the 2022 Registration Rights Agreement and to use commercially reasonable efforts to cause each registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”) as promptly as possible after the filing thereof. We also agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Registration Rights — 2024 Registration Rights Agreement

On June 23, 2024, we entered into the 2024 Registration Rights Agreement with Dong-A and Armistice Capital Master Fund Ltd. The 2024 Registration Rights Agreement provides Dong-A and Armistice Capital Master Fund Ltd., among other things, with registration rights for the shares of common stock, as well as the shares of Common Stock underlying warrants, in each case issued in June 2024.  We also agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Preferred Stock

Our Board may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of our Common Stock. The issuance of our Preferred Stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of decreasing the market price of our Common Stock and could also have the effect of delaying, deferring or preventing a change of control or other corporate action.

Warrants

In July 2018, we entered into a First Amendment to the Loan and Security Agreement (the “Loan and Security Agreement”), as borrower, with Silicon Valley Bank (“SVB”), as lender. In connection with the Loan and Security Agreement, we issued to SVB in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase 36,000 shares of Common Stock (the “SVB Warrant”), at an exercise price of $7.47 per share. As of December 31, 2024, the SVB Warrant was exercisable for 6 shares of our Common Stock at an exercise price of $44,820 per share.

In April 2020, in connection with a securities purchase agreement, we issued to H.C. Wainwright & Co., LLC and certain of its designees in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 37,500 shares of our Common Stock, at an exercise price of $12.50 per share (the “April 2020 Warrant”). As of December 31, 2024, the April 2020 Warrant was exercisable for 159 shares of our Common Stock at an exercise price of $3,000 per share.

In January 2021, in connection with a securities purchase agreement, we issued to certain institutional investors in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 2,500,000 shares of our Common Stock, at an exercise price of $4.00 per share (the “January 2021 Warrant”). As of December 31, 2024, the January 2021 Warrant was exercisable for 10,421 shares of our Common Stock at an exercise price of $1,447.20 per share.

In October 2021, in connection with a securities purchase agreement, we issued to certain institutional investors in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 4,307,693 shares of our Common Stock, at an exercise price of $3.75 per share (the “October 2021 Warrant”). As of December 31, 2024, the October 2021 Warrant was exercisable for 17,955 shares of our Common Stock at an exercise price of $900 per share.

In June 2024, we issued to Armistice Capital Master Fund Ltd and Dong-A in a private placement pursuant to Section 4(a)(2) of the Securities Act, (i) the pre-funded warrants to purchase up to 1,781,171 shares of Common Stock at an exercise price of $0.001 per share (the “Pre-Funded Warrants”), (ii) the Series A warrants to purchase 5,089,060 shares of Common Stock at an exercise price of $3.93 per share (the “Series A Warrants”), and (iii) the Series B warrants to purchase up to 7,633,591 shares of Common Stock at an exercise price of $3.93 per share (the “Series B Warrants”). As of December 31, 2024, the Pre-Funded Warrants were exercisable for up to 1,430,000 shares of our Common Stock at an exercise price of $0.0001 per share, the Series A Warrants were exercisable for up to 5,089,060 shares of our Common Stock at an exercise price of $3.93 per share, and our Series B Warrants were exercisable for 7,633,591 shares of our Common Stock at an exercise price of $3.93 per share.

In June 2024, we issued to H.C. Wainwright & Co., LLC and certain of its designees in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 127,227 shares of Common Stock at an exercise price of $4.9125 per share (the “Placement Agent Warrants”). As of December 31, 2024, the Placement Agent Warrants were exercisable for 127,227 shares of our Common Stock at an exercise price of $4.9125 per share.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could make it more difficult to complete an acquisition of us by means of a tender offer, a proxy contest or otherwise or the removal and replacement of our incumbent officers and directors.

Removal of Directors; Board Vacancies; Board Size

Our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote of at least 66 2/3% of the voting power of the then outstanding voting stock. In addition, our Certificate of Incorporation provides that any vacancy occurring on our Board may be filled by a majority of directors then in office, even if less than a quorum, unless the Board determines that such vacancy shall be filled by the stockholders. Finally, the authorized number of directors may be changed only by a resolution of the Board. This system of removing directors, filling vacancies and fixing the size of the Board makes it more difficult for stockholders to replace a majority of the directors.

Classes

Our Certificate of Incorporation and Bylaws provide that the Board be divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us since the classification of the Board generally increases the difficulty of replacing a majority of directors.

Special Stockholder Meetings

Our Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of our Board or by the chair of the Board.

Stockholder Advance Notice Procedure

Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 30 days after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first made public announcement of the date of meeting. The notice must include the following information:

●	as to director nominations all information relating to each director nominee that is required by the rules of the SEC to be disclosed in solicitations of proxies, or is otherwise required by Section 14 of the Exchange Act, including Regulation 14A and Rule 14a-19, and a description of all Derivative Transactions (as defined in the Bylaws) by each nominee during the previous twelve-month period;

●	as to any other business that the stockholder proposes to bring before the meeting, a reasonably brief description of the business to be proposed, the text of the proposal, the reasons for conducting such business at the meeting and, if any, and the stockholder’s material interest in the proposed business; and
●	as to the stockholder who intends to make the nomination (the “Notifying Stockholder”), (i) the name and address of the Notifying Stockholder, (ii) the class, series and number of our securities that Notifying Stockholder beneficially owns of record and (iii) a description of any participants, associates, family members living in the same household and any person or entity who is a member of a group with the Notifying Stockholder.

Undesignated Preferred Stock

The ability to authorize undesignated Preferred Stock makes it possible for our Board to issue Preferred Stock with voting or other rights or preferences that could have the effect of delaying, deferring, preventing or otherwise impeding any attempt to change control of us.

Delaware Anti-Takeover Statute

The Company is subject to Section 203 (“Section 203”) of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

●	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MTVA.”